WESTMINSTER

SECURITIES

CORPORATION

MEMBER NEW YORK STOCK EXCHANGE

January 31, 2007

Joseph Cunningham

CFO, Director

Gamma Pharmaceuticals Inc.

2225 Angelfire Street

Las Vegas, NV 89128

RE: Engagement Letter for Gamma Pharmaceuticals Corporation.

Dear Mr. Cunningham,

We are pleased to submit to you this binding Engagement Letter (the “Agreement”) that sets forth the arrangement whereby Westminster Securities Corp. (“Westminster”) will act as exclusive placement agent to Gamma Pharmaceuticals Corporation and its respective affiliates or successor corporations or partnerships (collectively referred to as the “Company”), and provide other investment banking services to facilitate the growth of the Company.

We propose to offer the following services, as may be appropriate:

Secure financing for the Company of up to $6 Million in common stock or other equity-linked securities, in one or more financings (collectively, the “Financing”), in amounts and upon terms acceptable to the Company.

Provide on-going corporate finance and capital market support activities for the Company including but not limited to, making introductions to the institutional investment community, evaluating the companies investor communication program and investor presentations.

Introduce the Company to and advise about companies that are appropriate for merger, acquisition, or strategic partnership.

Introduce the Company to appropriate professional service firms including U.S. legal, accounting, public and investor relations, market makers and other such firms as may be necessary.

Render such other financial advisory and investment banking services as may from time to time be necessary or appropriate to accomplish the Company’s objectives, as may be agreed upon by Westminster and the Company.

Our proposed services under this Agreement are subject to the following conditions (all consideration payable in US Dollars unless otherwise agreed):

1.

Retainer Consideration: A cash retainer of $10,000 is due and payable upon the signing of this Agreement. In addition the Company shall issue to Westminster or its designees 60,000 shares of the Company’s common stock, which shares shall have “piggyback” registration rights to be included in the Company’s next registration statement under the Securities Act of 1933, as amended.

2.

Cash Consideration: At each closing of Financing the Company shall pay to Westminster a cash commission equal to 10% of the gross proceeds of each such closing, provided, however, that Westminster shall not be paid any commission on investments made by existing shareholders of the Company as of 01/28/2007 or investments by the individuals or entities listed on Schedule A here to (“Carved Out Parties).

3.

Warrant Consideration: At each closing of Financing, the Company shall issue to Westminster or its designees warrants to purchase 10% of the total common stock issued and issuable from the Financing (including common stock underlying warrants and convertible securities), exercisable at the lowest of the purchase, conversion, or exercise price per share of any securities issued to investors in such Financing, provided however that the number of warrants issuable shall be reduced to the rate of 2.5% with respect to any investment by Carved Out Parties. Such warrants shall have registration, antidilution, and cashless exercise rights under the same terms as any warrants issued to investors in such Financing, and otherwise under customary, mutually agreeable terms.

4.

Merger or Acquisition Fee: At each closing of a merger, acquisition, or sale of the Company (each, a “Transaction”) in which Westminster introduced or provided assistance with the Transaction, Westminster shall be compensated as follows:

a.

In the event of a merger with or acquisition of a company with ongoing operations, either public or private, or an outright sale of the Company, the Company will pay Westminster a cash fee equal to 3% of the total transaction value which includes (i) cash, notes, securities and other property of value; (ii) liabilities (x) assumed by the purchaser (in the case of a sale of assets) and/or (y) existing on the Company’s balance sheet at the time the transaction is consummated (in the case of a merger or sale of stock); (iii) payments to be made in installments; (iv) amounts paid or payable under consulting, supply, service, distribution, licensing or lease agreements not to compete or similar arrangements (including such payments to management); and, (v) contingent payments (whether or not related to future earnings or operations).

5.

Exclusivity/Westminster Rights: Upon execution hereof, Westminster shall become the Company’s exclusive agent for all Investment Banking transactions, including debt and equity placements, for a period of two (2) years; provided, however, that the Company shall have the right to terminate this Agreement upon thirty (30) days’ notice if Westminster fails to secure a minimum of $2 million in Financing within six (6) months from the date that this Agreement is accepted by the Company. A monthly advisory fee of $8,000 will be payable to Westminster, beginning one month after completion of a Financing of a minimum of $2 million.

a.	Westminster shall have the non-exclusive right to offer strategic alliances and merger and/or acquisition opportunities to the Company, subject to mutually agreed upon terms and conditions.

b.

In connection with the Financing, Westminster shall have the right to associate itself with other members of the National Association of Securities Dealers, Inc. (“NASD”) and/or agents who will share in compensation. The selection of other agents and their compensation shall be at Westminster’s sole discretion.

c.

Westminster shall have the right to receive quarterly financial statements from the Company. At its option, for a period of two years from the date of this agreement, Westminster shall have visitation rights to all board meetings.

d.

Until the later of (i) two (2) years from the date of this Agreement or (ii) one (1) year following termination of this Agreement, Westminster shall be entitled to receive, and the Company shall be obligated to pay to Westminster, the fees set forth in Paragraphs 1, 2, 3 and 4 herein with respect to any such transactions entered into by the Company with any entity introduced directly or indirectly to the Company by Westminster or with whom Westminster was working on behalf of the Company at the Company’s direction.

6.

Indemnification: The Company agrees to indemnify Westminster to the extent of and in accordance with the provisions of Schedule B hereto, which is incorporated by reference herein and made a part hereof.

7.

Due Diligence: This Agreement is subject to customary due diligence by Westminster. The Company shall assist with and take whatever actions necessary to facilitate Westminster’s due diligence review of the Company and its operations, and will reimburse Westminster for its out-of-pocket due diligence expenses.

8.

Expenses: The Company will reimburse Westminster for its accountable fees, disbursements and expenses in connection with the services proposed in this Agreement, including, but not limited to, Westminster’s: (i) legal fees, (ii) travel, telecommunications and entertainment expenses, (iii) printing and mailing costs, and (iv) due diligence review expenses. Reimbursement shall be made within twenty (20) days of receipt of invoice by the Company or, if earlier, at any closing of Financing. The Company shall also reimburse Westminster upon presentation of any costs incurred by Westminster for collection of any fees due to Westminster under this Agreement, including but not limited to reasonable attorneys’ fees and court costs.

9.

Neither party will make any public or other disclosures concerning any proposed Financing or Transaction pursuant to this Agreement, except with respect to the solicitation of any Financing or Transaction, subject to any agreement between the parties, applicable law, and each party’s legal obligations. Subsequent to the closing of any Financing or Transaction, and subject to each party’s legal obligations, each party may make factual references to the Financing or Transaction, provided any press releases or other descriptive disclosures referencing the other party shall require the other party’s prior written consent.

10.

Westminster shall not be obligated to provide advice or perform services to the Company that are not specifically addressed in this Agreement. In connection with Westminster providing the services described above, the Company shall provide Westminster with any information that Westminster reasonably requires. The Company hereby acknowledges that Westminster will be using and relying on said information without independent verification and that Westminster assumes no responsibility for the accuracy and completeness of any information provided to it by the Company.

11.	The Company hereby acknowledges that Westminster is not a fiduciary of the Company and that

Westminster makes no representations or warranties regarding the Company’s ability to secure financing, whether now or in the future. The obligations of Westminster described in this Agreement consist solely of best efforts services to the Company, and in no event shall Westminster be required to act as the agent of the Company or to provide legal or accounting services. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance upon information or advice furnished by Westminster hereunder, shall be those of the Company or such affiliates, and Westminster shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

12.

This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws principles or rules. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, then the parties agree to submit the dispute to binding and non-appealable arbitration in a venue located in New York, NY in accordance with the rules of the American Arbitration Association (“AAA”). The prevailing party shall be reimbursed by the nonprevailing party for all reasonable attorney's fees and costs (including all arbitration costs) incurred by the prevailing party in resolving such dispute. Any award rendered in arbitration may be enforced in any court of competent jurisdiction.

13.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and authorized assigns. Any attempt by either party to assign any rights, duties or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

14.

This document contains the entire agreement between the parties with respect to the subject matter hereof, and neither party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

15.

The parties acknowledge that certain provisions of this Agreement must survive any termination or expiration thereof in order to be fair and equitable to the party to whom any promise or duty to perform is owed under such provision prior to such termination or expiration of the Agreement. Therefore, the parties agree that each of the numbered provisions herein shall survive the termination or expiration of this Agreement for the period required to meet and satisfy any obligations and promises arising therein and thereunder.

16.	This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO ENGAGEMENT LETTER]

If the foregoing correctly sets forth the understanding between us, please sign below where indicated.

Very truly yours,

WESTMINSTER SECURITIES CORP.

By: /s/John P. O’Shea
Name:	John P. O’Shea
Title:	Chairman & CEO

Gamma Pharmaceuticals Corporation

By: /s/Joseph Cunningham

Name: Joseph Cunningham

Title:	CFO, Director

ACCEPTED AND AGREED TO AS OF THE 31st DAY OF JANUARY, 2007.

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